As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TherapeuticsMD, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0233535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

951 Yamato Road, Suite 220 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

TherapeuticsMD, Inc. Inducement Grant Restricted Stock Unit Agreement

(Full title of the plan)

Robert G. Finizio

Chief Executive Officer

TherapeuticsMD, Inc.

951 Yamato Road, Suite 220

Boca Raton, Florida 33431

(561) 961-1900

(Name, address, telephone number,
including area code, of agent for service)

Copies to:

James C. D’Arecca Chief Financial Officer TherapeuticsMD, Inc. 951 Yamato Road, Suite 220 Boca Raton, Florida 33431 (561) 961-1900	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, Florida (305) 423-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.001 par value per share	5,500,000	$4,510,000	$0.82	$492.04

(1)The number of shares of common stock, $0.001 par value per share (“Common Stock”), of TherapeuticsMD, Inc. (the “Registrant”) registered represents an aggregate of 5,500,000 shares of Common Stock issuable upon the vesting of 2,750,000 restricted stock units designated as “Time-Based Units” and 2,750,000 restricted stock units designated as “Performance Units” issuable under the TherapeuticsMD, Inc. Inducement Grant Restricted Stock Unit Agreement, dated as of August 31, 2021, by and between the Registrant and Mr. Hugh O’Dowd.

(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of shares of Common Stock of the Registrant that may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(3)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on August 26, 2021.

EXPLANATORY NOTE

As previously disclosed on the Current Report on Form 8-K filed by TherapeuticsMD, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on August 9, 2021, on August 3, 2021, Mr. Hugh O’Dowd was appointed President of the Registrant. In connection with Mr. O’Dowd’s appointment, the Registrant agreed to grant Mr. O’Dowd, no later than August 31, 2021, an award of 2,750,000 restricted stock units designated as “Time-Based Units” and 2,750,000 restricted stock units designated as “Performance Units”. This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an aggregate of 5,500,000 shares of common stock, $0.001 par value per share (“Common Stock”), issuable upon vesting of the Time-Based Units and Performance Units, respectively, which were granted to Mr. O’Dowd pursuant to that certain Inducement Grant Restricted Stock Unit Agreement, dated August 31, 2021, by and between the Registrant and Mr. O’Dowd (the “Inducement Award Agreement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The documents containing the information specified in this Part I will be sent or given to the participant set forth in the Inducement Award Agreement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into the Registration Statement the following documents previously filed with the Commission:

(1)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 4, 2021;

(2)The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 14, 2021;

(3)The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 6, 2021 and August 4, 2021, respectively;

(4)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2021, February 16, 2021, April 12, 2021, May 28, 2021 and August 9, 2021 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(5)The description of the Registrant’s Common Stock included under the heading “Description of Common Stock” in the prospectus forming a part of the Registration Statement on Form S-3 (File No. 333-207837), as filed with the SEC on November 5, 2015, which description has been incorporated by reference in Item 1 of the Registrant’s Form 8-A (File No. 001-00100), as filed with the Commission on October 6, 2017, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of any action or omission to act as a director or officer unless the trier of fact determines that the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation, is rebutted and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and Section 78.7502 requires a corporation to indemnify its officers and directors if they have been successful on the merits of the action or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. The Registrant has obtained primary and excess insurance policies insuring its directors and officers and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Private Corporations Code.

The Registrant’s amended and restated articles of incorporation, as amended, provide that the Registrant may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item. 8 Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1

Composite Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for quarter ended June 30, 2020, filed with the Commission on August 7, 2020).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit C of the Registrant’s Definitive 14C Information Statement, filed with the Commission on June 29, 2010).
4.3	First Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on December 22, 2015).
4.4

Form of Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3, filed with the Commission on January 25, 2013 (SEC File No. 333-186189)).

5.1	Opinion of Greenberg Traurig, LLP.
10.1*	TherapeuticsMD, Inc. Inducement Grant Restricted Stock Unit Agreement, dated August 31, 2021, by and between TherapeuticsMD, Inc. and Hugh O’Dowd.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* Portions of this exhibit have been redacted in accordance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 31, 2021.

THERAPEUTICSMD, INC.

By:	/s/ Robert G. Finizio
Name:	Robert G. Finizio
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Finizio and James C. D’Arecca, and each one of them acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Robert G. Finizio	Chief Executive Officer, Director (Principal Executive Officer)	August 31, 2021
Robert G. Finizio
/s/ James C. D’Arecca	Chief Financial Officer (Principal Financial Officer)	August 31, 2021
James C. D’Arecca
/s/ Michael Donegan	Chief Accounting Officer (Principal Accounting Officer)	August 31, 2021
Michael Donegan
/s/ Tommy G. Thompson	Chairman of the Board of Directors	August 31, 2021
Tommy G. Thompson
/s/ Paul M. Bisaro	Director	August 31, 2021
Paul M. Bisaro
/s/ J. Martin Carroll	Director	August 31, 2021
J. Martin Carroll
/s/ Cooper C. Collins	Director	August 31, 2021
Cooper C. Collins
/s/ Karen L. Ling	Director	August 31, 2021
Karen L. Ling
/s/ Jules A. Musing	Director	August 31, 2021
Jules A. Musing
/s/ Gail K. Naughton	Director	August 31, 2021
Gail K. Naughton, Ph.D.
/s/ Angus C. Russell	Director	August 31, 2021
Angus C. Russell